UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SCHRÖDINGER, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SUPPLEMENT TO PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 15, 2022

Schrödinger, Inc. (the “Company”) is filing this supplement on May 19, 2022 to update information related to the composition of the Company’s board of directors (the “Board”) contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 28, 2022, as supplemented by the supplement filed with the SEC on April 29, 2022 (as so supplemented, the “Proxy Statement’), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Board for its annual meeting of stockholders to be held on June 15, 2022, or any adjournment or postponement thereof (the “Annual Meeting”).

Subsequent to the filing of the Proxy Statement, on May 17, 2022, Arun Oberoi was elected to the Board. Mr. Oberoi will serve as a Class I director with a term expiring at the 2024 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, resignation or removal. This supplement has been prepared to provide stockholders with information regarding Mr. Oberoi that would have been included in the Proxy Statement had Mr. Oberoi been elected prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the election of Mr. Oberoi at the Annual Meeting because Class I directors are not being elected by Company’s stockholders at the Annual Meeting. The Company is providing this additional material solely for informational purposes.

The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Election of Director

On May 17, 2022, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Arun Oberoi to the Board, effective immediately. Mr. Oberoi was also appointed to serve as a member of the Audit Committee of the Board.

Mr. Oberoi, age 67, served as the Executive Vice President of Global Sales and Services from April 2012 to August 2021 at Red Hat, Inc., a provider of enterprise open-source software solutions, which was acquired by International Business Machines Corporation (“IBM”) in July 2019. Prior to that, from December 2010 to January 2012, Mr. Oberoi served as President and Chief Executive Officer of Viridity Software, Inc., a data center infrastructure management company. From March 2008 to June 2010, Mr. Oberoi served as Chief Executive Officer of Aveksa, Inc., an access governance and management software company. From January 2004 to February 2006, Mr. Oberoi was Executive Vice President of Global Sales and Technical Services at Micromuse, Inc. (“Micromuse”), a provider of network and service management solutions. Micromuse was acquired by IBM in February 2006, where Mr. Oberoi subsequently served as Vice President within IBM Tivoli until March 2008. Prior to joining Micromuse, Mr. Oberoi held a series of senior executive positions at Hewlett-Packard Company from August 1997 until December 2003, including as vice president and general manager, worldwide corporate accounts and industries, sales and marketing. Mr. Oberoi serves on the board of directors of Proofpoint, Inc., an enterprise security company, and Talend S.A., an open source integration software provider, which are both portfolio companies of Thoma Bravo, L.P., and Deeplite, Inc., a provider of intelligent AI optimization software. Mr. Oberoi received a B.A. from the University of Delhi and an M.B.A. from Northwestern University.

There are no arrangements or understandings between Mr. Oberoi and any other persons pursuant to which he was elected as a director. There are no transactions in which Mr. Oberoi has an interest requiring disclosure under the section entitled “Transactions with Related Persons” in the Proxy Statement.

In connection with his election to the Board, Mr. Oberoi received a one-time nonqualified stock option under the Company’s 2020 Equity Incentive Plan to purchase 30,223 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), having an aggregate value of $380,000 as of the date of his initial election to the Board, determined using a Black-Scholes valuation model, at an exercise price of $24.77 per share, which was equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the effective date of Mr. Oberoi’s election. The shares underlying this option will vest in equal yearly installments on each of the first, second and third anniversaries of the grant date, subject to Mr. Oberoi’s continued service as a director, employee or consultant through the applicable vesting date. Mr. Oberoi does not beneficially own any other shares of Common Stock. In connection with his election, Mr. Oberoi also entered into the Company’s standard form of indemnification agreement. Mr. Oberoi will receive compensation for his service as a non-employee director and for committee service in accordance with the Company’s non-employee director compensation policy. Mr. Oberoi is subject to the Company’s equity ownership guidelines applicable to all non-employee directors.

Based upon information requested from and provided by Mr. Oberoi concerning his background, employment and affiliations, including family relationships, the Board has determined that Mr. Oberoi is an “independent director” as defined under applicable Nasdaq rules, that Mr. Oberoi possesses the financial sophistication required for audit committee members under Nasdaq rules and that Mr. Oberoi meets the requirements for independence under Nasdaq and SEC rules for members of the audit committee.

Board Diversity Matrix

The Board Diversity Matrix included in the section entitled “Corporate Governance—Board Diversity Matrix” in the Proxy Statement is updated as follows:

Board Diversity Matrix (as of May 19, 2022)
Board Size:
Total Number of Directors	9
Gender:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	7	—	—
Number of Directors who Identify in any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—